Exhibit 10.7

ADVISORY AGREEMENT

This Agreement is effective this 28th day of March, 2002 by and between Precision Therapeutics, Inc, a Delaware corporation (hereinafter the “Company”), having its principal place of business at 2516 Jane Street, Pittsburgh, Pennsylvania 15203, and Alan Wells, MD, DMS, an individual residing at 1310 Inverness Avenue, Pittsburgh, PA 15217 (hereinafter “Advisor”).

Whereas, the Company desires to engage Advisor to perform certain services for the Company according to terms of this Agreement; and

Whereas, Advisor agrees to perform such services for the Company according to the terms of this Agreement.

Now, therefore, the parties hereto, intending to be legally bound, agree as follows:

I. ADVISORY AGREEMENT

1.1	The Company hereby engages Advisor to perform services for the Company as shall be agreed to by both parties. Advisor shall devote such of Advisor’s professional energies, interests, abilities and productive time as are necessary to complete the performance of work according to the timetable agreed to for the Project.

1.2	This Agreement and/or any Project shall be terminable at will at the option of Company, upon providing Advisor fifteen (15) days written notice of intent to terminate, provided, however, that (i) the provisions of Articles II, III, IV, V, VI and VII shall survive the termination of this Agreement for any reason and (ii) the provisions of Article III will apply to the technology developed by Advisor in its then current form at the time of termination.

1.3	Payment of any amounts due Advisor will be made upon the acceptance of the work performed as agreed to from time to time between the Advisor and the Company. The Company will pay the Advisor an amount of $125 per hour for all services performed in addition to a separate stock option agreement between the Company and the Advisor. Payment will be made within 30 days based upon the submittal of an invoice by the Advisor. All income taxes based on Advisor’s compensation under this Agreement will be paid by Advisor.

II. NON-DISCLOSURE OF INFORMATION

2.1	Advisor agrees during the term of this Agreement and thereafter to treat as confidential and not publish, disclose or allow to be disclosed to any third party or use for Advisor’s own benefit (except in performing work for the Company) or the benefit of any third party any confidential, proprietary or trade secret information of a technical or non technical nature that Advisor develops in their capacity as an Advisor or receives from the Company or any of its customers, including without limitation business plans, financial information, customer lists, price lists, inventions, or improvements whether now existing or hereafter developed and whether or not designated by the Company as confidential, proprietary or trade secret (collectively “Confidential Material”).

2.2	Advisor agrees to take all necessary precautions to protect the Confidential Material from unauthorized disclosure and shall limit access to such Confidential Material to Advisor’s employees or associates whose duties require that they have access to such information. All employees or associates of Advisor will be advised of their obligations of nondisclosure pursuant to this Agreement. Advisor shall surrender to the Company at any time upon request, and in any event upon termination of Advisor’s engagement with the Company, all Confidential Material in Advisor’s possession or control.

2.3	Advisor will not be liable for the disclosure of any of the Confidential Material which (i) is lawfully and generally in the public domain; (ii) was known fully by Advisor without any restrictions on confidentiality prior to the time the Advisor received such Confidential Material from the Company or its customers; or (iii) is subject to disclosure pursuant to an enforceable order of a court or governmental agency, provided Advisor provides Company with sufficient prior notice to contest such order. In any judicial proceeding it shall be presumed that the Confidential Material constitutes protectable trade secrets of Company, and Advisor shall bear the burden of proving otherwise by clear and convincing evidence.

III. OWNERSHIP OF INVENTIONS

3.1	For the purposes of Section III, the definition of “engagement” shall mean projects and activities that are performed for the Company.

3.2	Any invention, discovery, product, process, trade secret, program, data base, data file, trademark, or other development or improvement, whether copyrightable, patentable or otherwise protectable, and whether or not reduced to writing or to practice, conceived by Advisor, alone or with others, during the term of Advisor’s engagement with the Company and whether or not during working hours,

(a) which is within the scope of Projects which Advisor was assigned or became involved during the term of Advisor’s engagement with the Company whether prior or subsequent to the execution of this Agreement that is related to the engineering, research, development, design, manufacture, growth, or sale of cells, cell-based assays, cell culture medium, bioreactors, biochemical substrates, Pharmaceuticals, cell biology instrumentation, proteins, protein function, protein function assays, biology and information or similar technologies (“Business”); or

(b) which is in any way the result of Advisor having used the Company’s resources, including but not limited to Confidential Material, laboratory equipment, personnel, computers, communications, facilities, programs, information, databases, office facilities, and process designs; shall be the Company’s sole and exclusive property (the “Property”). Advisor shall disclose promptly and does hereby assign to the Company all of Advisor’s right, title, and interest to any and all such Property and all intellectual property rights related to the Property including but not limited to patents, copyrights, trade secret, or trademark rights to the Property. Upon the Company’s request at any time and from time to time, including any time after termination of Advisor’s engagement, Advisor shall execute and assign to the Company applications to domestic and foreign governmental agencies for copyrights and letters patent covering such Property, and Advisor shall execute and deliver to the Company such other instruments as the Company deems necessary to vest in the Company the sole ownership of and all exclusive worldwide rights in and to such Property, as well as the copyrights, patents, trade secret, or other proprietary rights relating thereto. The costs of signing or filing any documents related to protection of the Property shall be paid for by the Company.

3.3	Without limiting the generality of the foregoing, during and subsequent to Advisor’s engagement with the Company, Advisor shall neither publish any work nor permit Advisor’s name to be used in connection with any publication or promotional material, when such work, publication, or material has been prepared during and in the course of Advisor’s engagement hereunder, unless Advisor first obtains the specific written permission of the Company.

3.4	Advisor’s obligations and covenants in this Article III shall be binding upon Advisor’s successors, assigns, heirs, executors, administrators or other legal representatives and all of Advisor’s employees.

IV. COVENANT NOT TO COMPETE

4.1	Advisor shall not during the term of and for an additional period of one year immediately following the termination of Advisor’s engagement with the Company, whether such termination is voluntary or involuntary and whether such termination is by the Company or by Advisor:

(a) Directly or indirectly engage, whether as an employee, partner, owner, agent, stockholder (except as a stockholder in a publicly-held corporation in which Advisor does not own more than 5% of any class of stock), officer, director, advisor or other representation, in any business which produces, markets or sells any products or services in direct competition with the products and services provided by the Company anywhere in the world; for purposes of this paragraph 4.1(a), any products or services in the field of the Business as previously defined in Section 3.2(a) will be considered in competition with the products and services provided by the Company; or

(b) Directly or indirectly contact any Customer or supply the names of any Customers to third parties for the purpose of soliciting such Customer’s business in areas that would be in competition with the business; for purposes of this paragraph 4.1 (b), “Customer” shall mean anyone with whom the Company had contact during the term of this Agreement; or

(c) Directly or indirectly solicit another Advisor or any employee of the Company to terminate his or her engagement with company and become employed by Advisor or any other person in the Business.

(d) It is the intent of this paragraph 4.1 that the competition be direct competitors of the Company.

4.2	In the event that Advisor violates the provisions of paragraph 4.1 of this Agreement as determined by a court of competent jurisdiction (or an arbitrator if arbitration is agreed to by the parties for a dispute), the periods described therein shall be extended by that number of days which equals the aggregate of each day during which at any time any such violations occurred.

4.3	Advisor acknowledges that the broad geographic scope of this covenant not to compete is required because the Company’s Business is national and international in scope and that because of the limitation in scope to the Business, it will not be necessary for Advisor to violate the provisions of this Article IV to remain economically viable.

4.4	The parties agree that, if any court determines that any portion of the business, time and geographical restrictions contained in the foregoing restrictive covenants are unreasonable, arbitrary or against public policy, then a lesser business, time, and/or geographical restrictions which are determined to be reasonable, nonarbitrary and not against public policy, may be enforced against Advisor.

V. UNIQUE NATURE OF AGREEMENT

5.1

The Company and Advisor agree that the rights conveyed by this Agreement are of a unique and special nature. The Company and Advisor agree that any violation of Articles II, III, or IV will result in immediate and irreparable harm to the Company and that the Company shall be entitled to any injunction or a decree of specific performance from a court of equity in addition to other rights or remedies which the Company may have at law or in equity. Should any court find any part of Articles II, III or IV to be overly broad, Advisor and the Company intend that said court shall enforce this Agreement in such less broad manner as said court finds appropriate. The Company shall have the right to seek less than full enforcement of Articles II, III or IV.

VI. REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

6.1	Advisor represents and warrants that all work Advisor does for the Company will be original work which does not infringe the rights of others and that by entering into this Agreement and performing services hereunder, Advisor is not in breach of any agreement with or obligation to a third party.

6.2	Advisor agrees to use reasonable efforts to indemnify, defend and hold the Company, its officer, agents and employees harmless from and against any and all loss, cost, damage or liability, including counsel fees and costs, as a result of any claim of cause of action for patent and/or copyright infringement, unlawful disclosure or use or misappropriation of a trade secret or other intellectual property right asserted against the Company or one of the indemnified parties by virtue of any work performed by the Advisor hereunder. Company may participate in the defense of the claims of its own choosing, at its cost and expense.

6.3	Company agrees to use reasonable efforts to indemnify, defend, and hold the Advisor harmless from and against any and all loss, cost, damage or liability, including counsel fees and costs, as a result of any claim of cause of action for patent and/or copyright infringement, unlawful disclosure or use or misappropriation of a trade secret or other intellectual property right asserted against the Advisor or one of the indemnified parties by virtue of any work performed by the Company hereunder. Advisor may participate in the defense of the claims of Advisor’s own choosing, at Company’s cost and expense.

VII. MISCELLANEOUS

7.1	This Agreement constitutes the entire agreement and supersedes all prior agreements between the parties pertaining to the subject matter hereof and cannot be modified, changed, waived or terminated except by a writing signed by Advisor and the Company. No course of conduct or trade custom or usage shall in any way be used to explain, modify, amend or otherwise construe this Agreement. This Agreement shall not give Advisor any right to be engaged for any specific term, or to limit the Company’s right to terminate Advisor’s engagement at any time, with or without cause, in accordance with the provisions of Section 1.2 hereof.

7.2	If the Company and the Advisor agree to additional projects, then these projects can be appended to this Agreement by adding additional Exhibits signed by both the Company and the Advisor.

7.3	All rights, remedies, liabilities, covenants and agreements herein given to or imposed upon either of the parties hereto applies to the successors and assigns of the Company and Advisor as well as Company’s and Advisor’s subsidiary or affiliated corporations and any successor to the business of the Company or Advisor and at any place in any Article of this Agreement where the Company or Advisor is referred to it shall be understood as including any subsidiary or affiliated corporation of the Company or Advisor and any successor to the business of the Company or Advisor. This Agreement may not be assigned by Advisor.

7.4	The covenants, provisions, and Sections of this Agreement will be severable, and in the event that any portion of this Agreement is held to be unlawful or unenforceable, the same will not affect any other portion of this Agreement, and the remaining terms and conditions or portions thereof will remain in full force and effect. This Agreement will be construed in such case as if such unlawful or unenforceable portion had never been contained in this Agreement, in order to effectuate the intentions of the Company and Employee in executing this Agreement.

7.5	In furtherance and not in limitation of the foregoing, should any duration or geographical restriction or restriction on business activities covered under this Agreement be found by any court of competent jurisdiction to be overly broad, Employee and the Company intend that such court will enforce this Agreement in any less broad manner the court may find appropriate by construing such overly broad provisions to cover only that duration, extent or activity which may be enforceable.

7.6	The failure of the Company to object to any conduct or violation of any of the covenants made by Advisor under this Agreement will not be deemed a waiver by the Company of any rights or remedies the Company may have under this Agreement.

7.7	The Company may assign its rights under this Agreement to any affiliate or parent of the Company or to any corporation acquiring all or substantially all of the assets of the Company or to any other corporation into which the Company may be liquidated, merged or consolidated, or to secure any indebtedness of the Company.

7.8	This Agreement will be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflicts of laws provisions.

7.9	Advisor is acting as an independent contractor with respect to all matters arising out of its performance under this Agreement, and will not be considered an employee, agent, partner or joint venture with or for the Company. Advisor shall be responsible for all employment taxes and withholding, and all insurance and other benefits, including without limitation, workers and unemployment compensation.

7.10	Upon written request, Advisor will promptly return all written Confidential Information provided in connection with this Agreement upon its termination.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Agree to and Accepted by Precision Therapeutics, Inc.		Agreed to and Accepted by
This 3 day of April, 2002		This 28 day of March, 2002

By:	/s/ Sean McDonald	By:	/s/ Alan Wells
Authorized Signature
Advisor
Printed		Printed
Name:	Sean McDonald	Name:	Alan Wells, MD, DMS

Title:	President & CEO